Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S COMMON STOCK

The following summary describes the material terms of the common stock, par value $0.0001 per share, of Arena Pharmaceuticals, Inc. (“we,” “us” and “our”). The description of common stock is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

General

Our amended and restated certificate of incorporation, as amended, authorizes us to issue 73,500,000 shares of common stock. In addition, under our amended and restated certificate of incorporation, as amended, our board of directors has the authority, without further action by stockholders, to designate up to 7,500,000 shares of preferred stock, par value $0.0001 per share, in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.  The issuance could also have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or prevent a change in control of us. All of our authorized shares of preferred stock are currently undesignated and no shares of preferred stock are issued and outstanding.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ARNA.”

Voting

Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require common stockholder approval.

Dividends and Other Distributions

Holders of our common stock are entitled to share in an equal amount per share in any dividends declared by our board of directors on the common stock and paid out of legally available assets.

Distribution on Dissolution

Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights

Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Anti-Takeover Provisions

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) before the date that the person became an “interested stockholder,” our board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder,” (ii) the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) after the date that the person became an “interested stockholder,” the business combination is approved by our board of directors and the vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.” Generally, a “business combination” includes (A) any merger or consolidation involving the corporation and the interested stockholder, (B) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation, (C) subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (D) any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder, or (E) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Bylaw and Certificate of Incorporation Provisions. Our amended and restated bylaws provide that special meetings of our stockholders may be called by our board of directors or President. Our amended and restated certificate of incorporation (i) specifies that the authorized number of directors shall be fixed by our board of directors in the manner provided by our amended and restated bylaws, which provide that the number of directors constituting our board of directors shall be fixed from time to time by resolution passed by a majority of our board of directors and (ii) does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.